SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                   FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                 Date of Report (Date of earliest event reported):
                               December 23, 1996

                        KANSAS CITY SOUTHERN INDUSTRIES, INC.
                (Exact name of company as specified in its charter)

      DELAWARE                        1-4717                  44-0663509
(State or other jurisdiction      (Commission file          (IRS Employer
     of incorporation)                number)           Identification Number)

                 114 West 11th Street, Kansas City, Missouri 64105
                (Address of principal executive offices) (Zip Code)

                 Company's telephone number, including area code:
                                (816) 983 - 1303

                                 Not Applicable
            (Former name or former address if changed since last report)












Item 5.  Other Events

On December 6, 1996, Kansas City Southern Industries, Inc. ("Company") and Transportacion Maritima Mexicana, S.A. de C.V. ("TMM"), together with their joint venture company, Transportacion Ferroviaria Mexicana S. de R.L. de C.V. ("TFM"), announced that the Mexican Government had awarded to TFM the concession to operate Mexico's 2,455 mile Ferrocarril del Noreste
("Northeast Railway").  TFM's bid of 11.072 billion Pesos (approximately
$1.4 billion U.S.) for the Northeast Railway was the highest of the various economic proposals submitted to the Mexican Railway System Restructuring Committee. The concession is for a 50 year term, with the option of an additional 50 year extension. At closing, the Mexican Government will transfer to TFM 80% of the stock of the Northeast Railway. The remaining 20% of the stock will be non-voting and retained by the government for sale to the public in the future. The Company accounts for its 49% investment in TFM under the equity method of accounting.

The Northeast Railway is a strategically important rail link between Mexico and the North American Free Trade Agreement ("NAFTA") corridor. The line transports over 40 percent of Mexico's rail cargo and is located next to primary north/south truck routes. The Northeast Railway directly links
Mexico City and Monterrey, as well as Guadalajara (through trackage rights), with the ports of Lazaro Cardenas, Veracruz, Tampico, and the cities of Matamoros and Nuevo Laredo. Nuevo Laredo is the primary transportation gateway between Mexico and the United States. The Northeast Railway will connect in Laredo, Texas to the Union Pacific Railroad and the Texas-Mexican Railroad ("Tex-Mex"), a wholly-owned subsidiary of Mexrail, Inc., which is owned by the Company (49%) and TMM (51%). The Tex-Mex links to The Kansas City
Southern Railway Company (a wholly-owned subsidiary of the Company) at Beaumont, Texas. The combination of the Northeast Railway with TFM, TMM and KCSI and its affiliates, creates a transportation network that will be integral to the growing movements of goods within Mexico and between the United States and Mexico under NAFTA.

TFM is required to make a first payment, representing approximately 40 percent of its bid, to the Mexican Government by January 31, 1997. The remaining 60 percent is anticipated to be due within six months following the initial payment or when TFM obtains operational control of the rail line, whichever occurs first. Certain events, such as negotiation of new labor agreements with railroad workers, must be completed before operational control can be obtained.

In addition to payment of the concession price, TFM will make substantial capital investments as it begins its efforts to upgrade the Northeast
Railway's equipment, systems, procedures and marketing capabilities to meet the growing needs of Mexico's foreign and domestic trade. The Company, together with TMM, is in the process of developing a financing plan for TFM funding requirements, which is expected to require additional investment in TFM using currently available Company financing resources.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Kansas City Southern Industries, Inc.

Date: December 23, 1996             By:        /s/ Louis G. Van Horn
                                                 Louis G. Van Horn
                                           Vice President and Comptroller
                                           (Principal Accounting Officer)